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Exhibit 99.1

NEWS RELEASE

Acquisition of AMC Entertainment by Affiliates of J.P. Morgan Partners
and Apollo Management is Completed

        Kansas City, Missouri (December 23, 2004)—AMC Entertainment Inc. (AMEX: AEN), one of the world's leading theatrical exhibition companies, announced today that the acquisition of AMC by Marquee Holdings Inc. has been completed. Marquee Holdings Inc. is an investment vehicle controlled by affiliates of J.P. Morgan Partners, LLC, the private equity arm of JPMorgan Chase & Co. (NYSE: JPM), and Apollo Management, L.P., a private investment firm. AMC stockholders approved the merger agreement governing the transaction at a special stockholders meeting held on December 23, 2004 in Leawood, Kansas.

        In accordance with the terms of the merger agreement, each outstanding share of AMC Common Stock and Class B Stock has been converted into the right to receive $19.50 per share in cash, and each outstanding share of AMC Series A Convertible Preferred Stock has been converted into the right to receive $2,727.27 in cash. Shares of AMC Common Stock will continue to trade on the American Stock Exchange until the market closes on December 23, 2004 at 4:00 pm (EST) in accordance with American Stock Exchange trading policies; however, those shares will represent solely the right to receive the merger consideration of $19.50 per share.

        The transaction is valued at approximately $2 billion ($1.67 billion in equity and the assumption of approximately $750 million in indebtedness, less approximately $400 million in cash and cash equivalents). AMC expects to continue to operate under its current name. As a result of the acquisition, AMC will cease to be publicly traded and accordingly will no longer be listed on the American Stock Exchange after the market closes on December 23, 2004.

        AMC stockholders who have stock certificates in their own name will receive instructions by mail from UMB Bank, n.a., the exchange agent, concerning how and where to forward their certificates for payment. AMC stockholders should exchange their stock certificates for the merger consideration promptly following receipt of these materials. Brokers will handle conversion for those holding AMC stock through a brokerage account.

About AMC Entertainment Inc.

        AMC Entertainment Inc. is a leader in the theatrical exhibition industry. Through its circuit of AMC Theatres, the Company operates 231 theatres with 3,560 screens in the United States, Canada, France, Hong Kong, Japan, Portugal, Spain and the United Kingdom. The Company, headquartered in Kansas City, Mo., has a website at www.amctheatres.com.

About J.P. Morgan Partners

        J.P. Morgan Partners, LLC is a global partnership with approximately $13 billion of capital under management as of September 30, 2004. It is a leading provider of private equity and has closed over 1,300 individual transactions since its inception in 1984. J.P. Morgan Partners has approximately 120 investment professionals in nine principal offices throughout the world. J.P. Morgan Partners is the private equity arm of JPMorgan Chase & Co. (NYSE: JPM), one of the largest financial institutions in the United States. For additional information, please visit J.P. Morgan Partners' website at www.jpmorganpartners.com.

About Apollo Management, L.P.

        Apollo Management, L.P., founded in 1990, is among the most active and successful private investment firms in the U.S. in terms of both number of investment transactions completed and aggregate dollars invested. Since its inception, Apollo has managed the investment of an aggregate of approximately $13 billion in equity capital in a wide variety of industries, both domestically and internationally.

        This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based upon management's current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results, plans or objectives to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company's control and the risk factors and other cautionary statements discussed in the Company's filings with the U.S. Securities and Exchange Commission.

For more information, contact:
Pamela Blase, AMC Entertainment Inc., (816) 221-4000

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  Exhibit 99.1